Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

ABERDEEN, WA – April 23, 2014 – Pacific Financial Corporation (OTCQB: PFLC), the holding company for Bank of the Pacific today reported profits of $1.03 million for the first quarter of 2014, up 30% compared to $789,000 for the fourth quarter of 2013, and increased 47% from $701,000 from the first quarter a year ago. Profitability was propelled by strong loan growth, ongoing enhancements in credit quality, lower funding costs and an improved net interest margin. All results are unaudited.

First Quarter 2014 Highlights (as of, or for the period ended March 31, 2014, except as noted):

•	Earnings per share (EPS) increased 25% to $0.10 for the first quarter of 2014, compared to $0.08 for the fourth quarter of 2013, and grew 43% from $0.07 for the first quarter of 2013.

•	Net interest income grew 5% to $6.6 million for the first quarter of 2014, compared to $6.3 million for the fourth quarter of 2013, and grew 17% from $5.6 million for the first quarter a year ago.

•	Net interest margin (NIM) expanded 29 basis points to 4.27% from 3.98% in the preceding quarter and improved 26 basis points compared to 4.01% for the first quarter of 2013. The expansion in NIM reflects higher yielding loan assets and the collection of interest from non-accrual loans.

•	Total assets increased to $717.4 million at March 31, 2014, compared to $705.0 million at December 31, 2013, and $664.3 million at March 31, 2013.

•	Gross loans increased 3% to $526.5 million at March 31, 2014, compared to $512.4 million at December 31, 2013 and grew 9% from $483.1 million at March 31, 2013.

•	Nonperforming assets declined to $9.7 million, or 1.35% of total assets, at March 31, 2014, compared to $10.0 million, or 1.42% of total assets in the preceding quarter, and $17.3 million, or 2.61% of total assets at March 31, 2013. Classified loans increased to $16.8 million, or 3.23% of gross loans, at March 31, 2014, due to the downgrade of two commercial real estate loans totaling $4.3 million. Classified loans totaled $12.8 million, or 2.52% of gross loans at December 31, 2013, compared to $21.7 million at March 31, 2013.

•	Net charge-offs totaled $71,000 for the first quarter 2014, compared to $446,000 in the preceding quarter and $10,000 for first quarter 2013. The ratio of loans on accruing status 30 – 89 days delinquent to total loans remained low at 0.15%, at March 31, 2014, compared to 0.28% for the preceding quarter and 0.27% for March 31, 2013.

•	Allowance for loan losses (“ALL”) was 1.60% of gross loans at March 31, 2014, compared to 1.65% of gross loans, at December 31, 2013, and 1.98% of gross loan at March 31, 2013. The decline in ALL from the year ago quarter reflects the general improvement in credit metrics.

•	Reflecting the improving mix of deposits, the average cost of deposits and borrowings fell 2 basis points to 0.44%, from the 0.46% in fourth quarter 2013, and dropped 17 basis points from 0.61% in first quarter 2013.

•	Capital levels exceeded regulatory requirements for a well-capitalized financial institution, with a total risk-based capital ratio of 13.88% and a leverage ratio of 10.02%, at quarter end.

“After delivering four consecutive years of profitability, we are delighted to start 2014 with another successful quarter. Our results demonstrate the core earnings power of our franchise and the value inherent in the financial solutions we bring to our customers here in Western Washington and Oregon,” said Dennis A. Long, President & Chief Executive Officers, Pacific Financial Corporation. “At the same time, the disruption caused by recent banking mergers in our marketplace continues to provide opportunities to attract both experienced bankers and new business clients. In support of these efforts, we have applied to convert our Vancouver, WA loan production office to a full-service branch.”

Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

April 23, 2014

“Our recent adoption of mobile deposit confirms our dedication to providing convenience and expanded access to banking services to our customers,” said Denise Portmann, President and Chief Executive Officer of Bank of the Pacific. “Embracing this technology also supports our commitment to growing our deposit franchise with core checking accounts. At the same time, we continue to dedicate resources to enhancing systems designed to protect our customers’ proprietary information.

“Asset quality continues to improve from year ago levels, allowing us to reduce our credit resolution costs. As a result, we are focusing more of our energies towards loan production,” Portmann explained. “Our capital base remains strong and capable of supporting our prudent growth plans. We view this growth as a primary means to more efficiently use our existing infrastructure. In a related matter, we have reduced personnel costs in concert with the decline in residential real estate lending over the last several quarters.”

Management continues to execute strategies to build on a platform for sustainable profitability. Recent accomplishments include:

•	Implemented an established succession plan with the appointment of Denise Portmann as President & CEO of Bank of the Pacific and Director of Pacific Financial Corporation; hired seasoned financial executive, Douglas N. Biddle as Chief Financial Officer of Bank of the Pacific, and appointed highly-respected business leader Lori Reece to the Board Directors of Pacific Financial Corporation.

•	Added experienced and well-respected commercial banking professionals in the Whatcom and Clark Counties, WA markets.

•	Applied for regulatory approval to convert our Vancouver, WA loan production office to a full-service branch.

•	Expanded convenience and technology to our customers through the unveiling of mobile deposit via smart phone.

•	Achieved sustained reductions in other-real-estate-owned, resulting in continued declines in nonperforming assets to total assets.

•	Reduced personnel costs associated with residential mortgage lending activities commensurate with the decline in this business line.

OPERATING RESULTS

Net interest income for first quarter 2014 increased from the fourth quarter 2013 and the first quarter in the prior year. This increase was primarily due to the growth in earning assets. Changes in the balance sheet mix also contributed to increases in net interest income during these periods. Loan balances increased due to the production generated predominately within the Company’s primary market area of Western Washington. Investment securities and fed funds sold declined as a proportion of the balance sheet in first quarter 2014, due to the strong loan demand during the past two quarters. Funding costs declined further due to the shift in mix toward non-interest bearing and lower-cost deposits. As a result, the net interest margin improved during the quarter. Non-interest income continued to decrease, primarily due to the reduction in income associated with residential real estate lending. Correspondingly, non-interest expenses declined compared to the first quarter of 2013, mainly as a result of a reduction in personnel costs related to the residential real estate lending.

Certain reclassifications have been made to the December 31, 2013 and March 31, 2013 financial table presentations to conform to current year presentations. These reclassifications have no effect on previously reported net income per share.

Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

April 23, 2014

INCOME STATEMENT OVERVIEW

(Unaudited)

(Dollars in Thousands, Except for Loss per Share Data)

	For the Three Months Ended March 31, 2014	For the Three Months Ended December 31, 2013	$ Change	% Change	For the Three Months Ended March 31, 2013	$ Change	% Change

Interest and dividend income	$7,085	$6,814	$271	4%	$6,271	$814	13%
Interest expense	530	563	(33)	-6%	689	(159)	-23%
Net interest income	6,555	6,251	304	5%	5,582	973	17%
Loan loss provision	-	-	-		-	-
Non-interest income	1,608	1,922	(314)	-16%	2,626	(1,018)	-39%
Non-interest expense	6,830	7,122	(292)	-4%	7,419	(589)	-8%
INCOME BEFORE PROVISION FOR INCOME TAXES	1,333	1,051	282	27%	789	544	69%
PROVISION FOR INCOME TAXES	305	262	43	16%	88	217	247%

NET INCOME	$1,028	$789	$239	30%	$701	$327	47%

INCOME PER COMMON SHARE:
BASIC (1)	$0.10	$0.08	$0.02	25%	$0.07	$0.03	43%
DILUTED (1)	$0.10	$0.08	$0.02	25%	$0.07	$0.03	43%

Average common shares outstanding - basic (1)

Average common shares outstanding - diluted (1)

The following table provides the reconciliation of net income to pre-tax, pre-credit operating income (non-GAAP) for the periods presented:

Reconciliation of Non-GAAP Measure:

Non-GAAP Operating Income

(Dollars in Thousands)

For The Three Months Ended	March 31, 2014	December 31, 2013	$ Change	% Change	March 31, 2013	$ Change	% Change

Net income	$1,028	$789	$239	30%	$701	$327	47%
Provision for loan losses	-	-	-	0%	-	-	0%
Other real estate owned write-downs	12	310	(298)	-96%	352	(340)	-97%
Other real estate owned operating costs	61	132	(71)	-54%	84	(23)	-27%
Provision for income taxes	305	262	43	16%	88	217	247%
Pre-tax, pre-credit cost operating income	$1,406	$1,493	$(87)	-6%	$1,225	$181	15%

Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

April 23, 2014

Reconciliation of Non-GAAP Measure:

Tax Equivalent and Non Taxable Net Income

(Dollars in Thousands)

For the Three Months ended	March 31, 2014	December 31, 2013	$ Change	% Change	March 31, 2013	$ Change	% Change

Net interest income	$6,555	$6,251	$304	5%	$5,582	$973	17%
Tax equivalent adjustment for municipal loan interest	46	47	(1)	-2%	57	(11)	-19%
Tax equivalent adjustment for municipal bond interest	118	121	(3)	-2%	137	(19)	-14%
Tax equivalent net interest income	6,719	6,419	300	5%	5,776	943	16%
Provision for loan losses	-	-	-	0%	-	-	0%
Non-interest income	1,608	1,922	(314)	-16%	2,626	(1,018)	-39%
Non-interest expense	6,830	7,122	(292)	-4%	7,419	(589)	-8%
Provision for income taxes	305	262	43	16%	88	217	247%
Tax equivalent net income	1,192	957	235	25%	895	297	33%
Accumulative tax adjustment	(164)	(168)	4	-2%	(194)	30	-15%
Common stock dividends	-	-	-	0%	-	-	0%
Net income	$1,028	$789	$235	30%	$701	$327	47%

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.

Management believes that presentation of this non-GAAP financial measure provides useful information frequently used by shareholders in the evaluation of a company.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Management believes that presentation of these non-GAAP financial measures provide useful information frequently used by shareholders in the evaluation of a company. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

Noninterest Income

Noninterest income for the first quarter 2014 was down compared to the fourth quarter 2013 and first quarter 2013. Service charge income on deposit accounts remained relatively unchanged during these periods. Gains on sale of residential mortgage loans and related fee income continued to decline with the significant pullback in mortgage activity due to the rapid rise in interest rates beginning in mid-2013. In addition, gains on sales of securities were taken in the first quarter of 2014 and 2013 for the purpose of adjusting the mix of securities to mitigate the impact of changes in market rates on the value of the portfolio. A small OTTI impairment charge was expensed during first quarter 2014 to reflect a reduction in fair value of a private-label CMO investment security.

Noninterest income

(Unaudited)

(Dollars in Thousands)

For The Three Months Ended

	March 31, 2014	December 31, 2013	$ Change	% Change	March 31, 2013	$ Change	% Change

Service charges on deposit accounts	$435	$451	$(16)	-3.5%	$410	$25	6%
Net (loss) on sale of other real estate owned	(36)	(3)	(33)	1100.0%	(20)	(16)	80%
Net gains from sales of loans	628	865	(237)	-27.4%	1,509	(881)	-58%
Net gains on sales of securities available for sale	52	4	48	1200.0%	58	(6)	-10%
Net other-than-temporary impairment (net of $15, $0, and $0, respectively recognized other comprehensive income before taxes)	(45)	-	(45)	-100.0%	-	(45)	-100.0%
Earnings on bank owned life insurance	111	94	17	18.1%	121	(10)	-8%
Other operating income
Fee income	364	419	(55)		466	(102)	-22%
Income from other real estate owned	11	16	(5)		15	(4)	-27%
Other non-interest income	88	77	11	14.3%	67	21	31%
Total non-interest income	$1,608	$1,923	$(315)	-16.4%	$2,626	$(1,018)	-39%

Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

April 23, 2014

Noninterest Expense

Noninterest expense for the three months ended March 31, 2014, declined compared to fourth quarter 2013, primarily due to decreases in OREO write-downs and expenses and professional service costs associated with credit resolution activities. These declines were partially offset by increases in payroll taxes normally experienced at the beginning of a calendar year and annual salary increases granted during the quarter. In addition, other noninterest expense grew primarily due to one-time costs associated with internet banking upgrades. Noninterest expense for first quarter 2014 also declined versus the quarter ended March 31, 2013. This decrease was primarily due to a reduction of $471,000 in personnel costs associated with the decline in residential real estate loan activity referred to above. Total costs associated with OREO and related third-party loan expenses also decreased due to the decline in OREO balances and stabilization in real estate valuations. This was partially offset by an increase in occupancy and equipment expense primarily associated with the acquisition of three branches from Sterling Savings Bank in June 2013 and the opening of the Warrenton, OR branch in October 2013.

Noninterest expense

(Unaudited)

(Dollars in Thousands)

For The Three Months Ended
	March 31, 2014	December 31, 2013	$ Change	% Change	March 31, 2013	$ Change	% Change

Salaries and employee benefits	$4,055	$4,030	$25	1%	$4,386	$(331)	-8%
Occupancy	506	501	5	1%	413	93	23%
Equipment	252	241	11	5%	191	61	32%
Data processing	433	444	(11)	-2%	430	3	1%
Professional services	185	209	(24)	-11%	262	(77)	-29%
Other real estate owned write-downs	12	310	(298)	-96%	352	(340)	-97%
Other real estate owned operating costs	61	132	(71)	-54%	84	(23)	-27%
State taxes	103	103	0	0%	123	(20)	-16%
FDIC assessments	128	133	(5)	-4%	130	(2)	-2%
Other non-interest expense:
Director fees	56	60	(4)	-7%	45	11	24%
Communication	37	43	(6)	-14%	47	(10)	-21%
Advertising	78	95	(17)	-18%	78	0	0%
Professional liability insurance	23	22	1	5%	23	0	0%
Amortization	95	104	(9)	-9%	96	(1)	-1%
Other non-interest expense	806	694	112	16%	759	47	6%
Total non-interest expense	$6,830	$7,121	$(291)	-4%	$7,419	$(589)	-8%

Income Taxes

The Company recorded an income tax provision for the three months ended March 31, 2014, December 31, 2013, and March 31, 2013. The amount of the provision for each period was commensurate with the estimated tax liability associated with the net income earned during the period.

As of March 31, 2014, the Company maintained a deferred tax asset balance of $4.1 million. The Company believes it will be fully utilized in the normal course of business, thus no valuation allowance is maintained against this asset.

Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

April 23, 2014

SUMMARY BALANCE SHEET OVERVIEW

(Unaudited)

(Dollars in Thousands)

	March 31,	December 31,		%	March 31,		%
	2014	2013	$ Change	Change	2013	$ Change	Change
Assets:
Cash and cash equivalents	$35,619	$35,948	$(329)	-1%	$46,908	$(11,289)	-24%
Interest-bearing certificates of deposit	2,727	2,727	0	0%	2,235	492	22%
Federal Home Loan Bank stock, at cost	2,985	3,013	(28)	-1%	3,098	(113)	-4%
Investment securities	97,239	98,276	(1,037)	-1%	77,291	19,948	26%
Mortgage loans held-for-sale	7,997	7,765	232	3%	11,937	(3,940)	-33%
Gross loans, net of deferred fees	518,552	504,666	13,886	3%	471,171	47,381	10%
Allowance for loan losses	(8,288)	(8,359)	71	-1%	(9,348)	1,060	-11%
Net loans	510,264	496,307	13,957	3%	461,823	48,441	10%

Other assets	60,609	61,003	(394)	-1%	60,977	(368)	-1%
Total assets	$717,440	$705,039	$12,401	2%	$664,269	$53,171	8%

Liabilities and shareholders' equity
Total deposits	$620,456	$607,347	$13,109	2%	$569,195	$51,261	9%
Accrued interest payable	166	167	(1)	-1%	205	(39)	-19%
Borrowings	23,403	23,403	0	0%	23,403	0	0%
Other liabilities	4,820	6,985	(2,165)	-31%	4,128	692	17%
Shareholders' equity	68,595	67,137	1,458	2%	67,338	1,257	2%
Total liabilities and shareholders' equity	$717,440	$705,039	$12,401	2%	$664,269	$53,171	8%

Cash and Cash Equivalents and Investment Securities

(Unaudited)

(Dollars in Thousands)

	March 31, 2014	% of Total	December 31, 2013	% of Total	$ Change	% Change	March 31, 2013	% of Total	$ Change	% Change

Cash and due from banks	$15,747	11%	$12,214	9%	$3,533	29%	$11,088	9%	$4,659	42%
Cash equivalents:
Interest-bearing deposits	19,872	14%	23,734	17%	(3,862)	-16%	35,820	28%	(15,948)	-45%
Interest-bearing certificates of deposit	2,727	2%	2,727	2%	-	0%	2,235	2%	492	22%
Total cash equivalents	38,346	28%	38,675	28%	(329)	-1%	49,143	38%	(10,797)	-22%

Investment securities:
Collateralized mortgage obligations: agency issued	37,567	27%	38,791	28%	(1,224)	-3%	20,007	15%	17,560	45%
Collateralized mortgage obligations: non-agency issued	1,974	1%	2,011	1%	(37)	-2%	2,440	2%	(466)	-23%
Mortgage-backed securities: agency issued	13,182	10%	13,548	10%	(366)	-3%	8,861	7%	4,321	32%
U.S. Government and agency securities	9,828	7%	8,811	6%	1,017	12%	5,956	5%	3,872	44%
State and municipal securities	34,688	25%	34,133	24%	555	2%	37,440	29%	(2,752)	-8%
Corporate bonds	-	0%	982	1%	(982)	-100%	2,587	2%	(2,587)	-263%
FHLB Stock	2,985	2%	3,013	2%	(28)	-1%	3,098	2%	(113)	-4%
Total investment securities	100,224	72%	101,289	72%	(1,065)	-1%	80,389	62%	19,835	25%

Total cash equivalents and investment securities	$138,570	100%	$139,964	100%	$(1,394)	-1%	$129,532	100%	$9,038	7%

Total cash equivalents and investment securities as a % of total assets		19%		20%				19%

Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

April 23, 2014

Investment securities and interest-bearing certificates of deposit

(Unaudited)

(Dollars in Thousands)

For the Three Months Ended	March 31, 2014	December 31, 2013	$ Change	% Change	March 31, 2013	$ Change	% Change

Balance beginning of period	$104,016	$98,905	$5,111	5%	$73,404	$30,612	42%
Principal purchases	5,741	9,879	(4,138)	-42%	13,681	(7,940)	-58%
Proceeds from sales	(4,849)	(595)	(4,254)	715%	(1,171)	(3,678)	314%
Principal paydowns, maturities, and calls	(2,259)	(3,310)	1,051	-32%	(2,941)	682	-23%
Gains on sales of securities	62	4	58	1450%	58	4	7%
Losses on sales of securities	(10)	-	(10)	100%	-	(10)	100%
OTTI loss writedown	(45)	-	(45)	100%	-	(45)	100%
Change in unrealized gains (loss) before tax	555	(576)	1,131	-196%	(195)	750	-385%
Amortization and accretion of discounts and premiums	(260)	(291)	31	-11%	(212)	(48)	23%

Total investment portfolio	$102,951	$104,016	$(1,065)	-1%	$82,624	$20,327	25%

Liquidity remains strong based on the current level of combined cash equivalents and investment securities. In an effort to support our net interest income and margin, we reduced our cash equivalent balances, while increasing our investment securities portfolio, since March 31, 2013, primarily through the purchase of U.S. government agency and government guaranteed mortgage-backed securities. The purchases were primarily of 10 and 15-year fully amortized U.S. agency mortgage-backed securities, for which we expect to have limited extension risk. We also purchased municipal securities rated AA or better with maturities generally ranging from 5 to 15 years during this period. The expected modified duration (adjusted for calls, consensus pre-payment speeds and rate adjustment dates) of the investment portfolio was 4.2 years at March 31, 2014, 4.2 years at December 31, 2013 and 4.1 years at March 31, 2013.

LOANS

Loans by category
(Unaudited)	March 31,	% of	December	% of	$		March 31,	% of	$
(Dollars in Thousands)	2014	Gross Loans	31, 2014	Gross Loans	Change	% Change	2013	Gross Loans	Change	% Change

Commercial and agricultural	$101,971	20%	$104,111	21%	$(2,140)	-2%	$96,642	21%	$5,329	6%
Real estate:
Construction and development	30,765	6%	29,096	6%	1,669	6%	32,496	7%	(1,731)	-5%
Residential 1-4 family	89,244	17%	87,762	18%	1,482	2%	77,771	17%	11,473	15%
Multi-family	18,982	4%	17,520	4%	1,462	8%	10,150	2%	8,832	87%
Commercial real estate -- owner occupied	112,771	22%	105,594	21%	7,177	7%	109,682	24%	3,089	3%
Commercial real estate -- non owner occupied	119,803	23%	117,294	24%	2,509	2%	109,676	24%	10,127	9%
Farmland	22,940	4%	23,698	5%	(758)	-3%	23,746	5%	(806)	-3%
Consumer	23,156	5%	20,728	4%	2,428	12%	12,023	3%	11,133	93%
Gross loans	519,632		505,803		13,829	3%	472,186		47,446	10%
Less: allowance for loan losses	(8,288)	-2%	(8,359)	-2%	71	-1%	(9,348)	-2%	1,060	-11%
Less: deferred fees	(1,080)	0%	(1,137)	0%	57	-5%	(1,015)	0%	(65)	6%
Loans, net	$510,264		$496,307		$13,957	3%	$461,823		$48,441	10%

Loan portfolio growth continues to be well diversified, with higher balances in most lending categories, with the exception of construction and development and farmland. The recent loan growth was generated predominately within our Western Washington market. The portfolio does include $36.2 million in purchased government-guaranteed commercial and commercial real estate loans. In addition, the portfolio contains $14.1 million in indirect consumer loans to finance luxury and classic cars as a part of a strategy to diversify the loan portfolio. These loans are to individuals with high credit scores and have exhibited very low loss experience.

“Interest and fees earned on our loan portfolio are our primary source of revenue,” said Doug Biddle, Executive Vice President and Chief Financial Officer. “Our ability to achieve loan growth will be dependent on many factors, including the effects of competition, economic conditions in our markets, retention of key personnel and valued customers, and our ability to close loans in the pipeline.” The Company manages new loan origination volume using concentration limits that establish maximum exposure levels by designated industry segment, real estate product types, geography, and single borrower limits.

Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

April 23, 2014

DEPOSITS

Deposits

(Unaudited)

(Dollars in Thousands)	March 31, 2014	Percent of Total	December 31, 2013	Percent of Total	$ Change	March 31, 2013	Percent of Total	$ Change

Interest-bearing demand and money market	$263,953	42.5%	$262,848	43.3%	$1,105	$242,931	42.7%	$21,022
Savings	78,055	12.6%	73,412	12.1%	4,643	64,360	11.3%	13,695
Time deposits	125,532	20.2%	126,059	20.8%	(527)	133,037	23.4%	(7,505)
Total interest-bearing deposits	467,540	75.4%	462,319	76.1%	5,221	440,328	77.4%	27,212
Non-interest bearing demand	152,916	24.6%	145,028	23.9%	7,888	128,867	22.6%	24,049
Total deposits	$620,456	100.0%	$607,347	100.0%	$13,109	$569,195	100.0%	$51,261

Total deposits grew during first quarter 2014, a trend that continued from recent quarters. This increase is due to recent success in acquiring business deposit relationships in conjunction with the growth in lending achieved over the past year. Time deposits declined as a percentage of total deposits in the most recent quarter versus the linked quarter and the like quarter last year. The combination of our efforts to reduce higher-cost time deposits through lowering interest rates paid and offering non-insured deposit products, when appropriate, has reduced the average rate paid on total deposits in first quarter 2014 from fourth quarter 2013 and the like quarter in 2013.

Total brokered deposits were $24.2 million at March 31, 2014, which included $3.3 million via reciprocal deposit arrangements. In addition, the Company’s funding structure contains $10.0 million in borrowings from the Federal Home Loan Bank. “We view the prudent use of brokered deposits and borrowings to be an appropriate funding tool to support interest rate risk mitigation strategies,” Biddle added.

CAPITAL

Pacific Financial Corporation, and its subsidiary Bank of the Pacific, met the thresholds to be considered “Well-Capitalized” under published regulatory standards for total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at March 31, 2014. Capital ratios have reduced slightly as compared to the linked quarter and the first quarter of 2013, primarily due to the successful execution of the Company’s growth strategy and shift in the balance sheet mix to higher risk-weighted assets, such as loans.

The Board of Governors of the Federal Reserve System (“Federal Reserve”) and the FDIC have established minimum requirements for capital adequacy for bank holding companies and state non-member banks. For more information on these topics and the proposed Basel III capital framework, see the discussions under the subheadings “Capital Adequacy” in the section “Business” included in Item 1, of the Company’s 2013 Form 10-K. The following table summarizes the capital measures of the Company and the Bank, respectively, at the dates listed below:

The total risk based capital ratios of the Company include $13.4 million of junior subordinated debentures, all of which qualified as Tier 1 capital at March 31, 2014, under guidance issued by the Federal Reserve. As provided in the Dodd-Frank Act, the Company expects to continue to rely on these junior subordinated debentures as part of its regulatory capital.

	March 31, 2014	December 31, 2013	Change	March 31, 2013	Change	Regulatory Minimum to be "Adequately Capitalized"	Regulatory Minimum to be "Well Capitalized"
						greater than or equal to	greater than or equal to
Pacific Financial Corporation
Total risk-based capital ratio	13.88%	14.11%	(0.23)	15.57%	(1.69)	8%
Tier 1 risk-based capital ratio	12.62%	12.85%	(0.23)	14.31%	(1.69)	4%
Leverage ratio	10.02%	9.83%	0.19	10.69%	(0.67)	4%

Bank of the Pacific
Total risk-based capital ratio	13.93%	14.03%	(0.10)	15.60%	(1.67)	8%	10%
Tier 1 risk-based capital ratio	12.67%	12.78%	(0.11)	14.34%	(1.67)	4%	6%
Leverage ratio	9.99%	9.77%	0.22	10.71%	(0.72)	4%	5%

Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

April 23, 2014

FINANCIAL PERFORMANCE OVERVIEW
(Unaudited)
(Dollars in Thousands, Except per Share Data)

For The Three Months Ended
	March 31, 2014	December 31, 2013	Change	March 31, 2013	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.59%	0.45%	0.14	0.44%	0.15
Return on average equity, annualized	6.12%	4.53%	1.59	4.23%	1.89
Efficiency ratio (1)	83.67%	87.14%	(3.47)	90.39%	(6.72)

Share and per share information
Average common shares outstanding - basic	10,182,083	10,121,738	60,345	10,121,853	60,230
Average common shares outstanding - diluted	10,272,341	10,189,888	82,453	10,162,075	110,266
Basic income per common share	0.10	0.08	0.02	0.07	0.03
Diluted income per common share	0.10	0.08	0.02	0.07	0.03
Book value per common share (2)	6.74	6.63	0.11	6.65	0.09
Tangible book value per common share (3)	5.34	5.38	(0.04)	5.33	0.01

(1)	Non-interest expense divided by net interest income plus non-interest income.
(2)	Book value is calculated as the total common equity divided by the period ending number of common shares outstanding.
(3)	Tangible book value is calculated as the total common equity less total intangible assets and liabilities divided by the period ending number of common shares outstanding.

NET INTEREST MARGIN
(Annualized, tax-equivalent basis)
(Unaudited)
For The Three Months Ended
	March 31, 2014	December 31, 2013	Change	March 31, 2013	Change
Selective quarterly performance ratios
Yield on average gross loans (1)	5.13%	4.97%	0.16	5.11%	0.02
Yield on average investment securities (1)	2.37%	2.00%	0.37	1.91%	0.46
Cost of average interest bearing deposits	0.37%	0.39%	(0.02)	0.53%	(0.16)
Cost of average borrowings	1.96%	1.95%	0.01	2.11%	(0.15)
Cost of average total deposits and borrowings	0.34%	0.36%	(0.02)	0.49%	(0.15)
Cost of average interest-bearing liabilities	0.44%	0.46%	(0.02)	0.61%	(0.17)

Yield on average interest-earning assets	4.61%	4.33%	0.28	4.49%	0.12
Cost of average interest-bearing liabilities	0.44%	0.46%	(0.02)	0.61%	(0.17)
Net interest spread	4.17%	3.87%	0.30	3.88%	0.29

Net interest margin (1)	4.27%	3.98%	0.29	4.01%	0.26

(1)	Tax-exempt income has been adjusted to a tax equivalent basis at a 34% rate.

Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

April 23, 2014

Net Interest Margin

Net interest margin for first quarter 2014 increased as compared to fourth quarter and first quarter 2013, predominantly due to a shift in the mix of earning assets toward higher-yielding loans. The margin was also favorably impacted by the lower cost of interest bearing liabilities, as previously discussed. The growth in the proportion of noninterest bearing deposits over the past several quarters has supported the improvement in net interest margin, as well. In first quarter 2014, loan yields and net interest margin were enhanced by 7 basis points, respectively due to the collection of a net of $108,000 in non-accrual interest. Despite this one-time recapture of interest, we have been able to sustain loan yields while growing the loan portfolio. The improvement in yields on investment securities also contributed to the increase in net interest margin between the periods, partially due to the decline in amortization expense associated with the decrease in prepayment speeds of mortgage-backed securities during the current period. In addition, we reduced the proportion of lower yielding cash-equivalent investments and increased the proportion of relatively higher-yielding federal government guaranteed and municipal securities, as noted above.

	For the Three Months Ended
	March 31, 2014			December 31, 2013			March 31, 2013
	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates
(Dollars in 000's)
ASSETS:
Interest earning balances due from banks	$3,042	$1	0.13%	$2,641	$1	0.15%	$3,188	$1	0.13%
Federal funds sold	17,639	21	0.48%	33,765	29	0.34%	35,401	29	0.33%
Investments - taxable	67,961	339	2.02%	67,914	307	1.79%	43,101	104	0.98%
Investments - nontaxable	32,504	347	4.33%	32,698	355	4.31%	32,119	403	5.09%
Gross loans (1)	511,200	6,492	5.15%	494,134	6,228	5.00%	456,954	5,833	5.18%
Loans held for sale	5,436	49	3.66%	8,091	63	3.09%	13,390	97	2.94%
Total interest earning assets	637,782	7,249	4.61%	639,243	6,983	4.33%	584,153	6,467	4.49%
Allowance for loan losses	(8,388)			(8,612)			(9,367)
Other assets	72,489			73,453			71,230
Total assets	$701,883			$704,084			$646,016

LIABILITIES AND SHAREHOLDERS' EQUITY:

Interest-bearing deposits	$336,201	141	0.17%	$329,217	153	0.18%	$300,065	199	0.27%
Time deposits	126,841	276	0.88%	131,245	295	0.89%	136,663	367	1.09%
FHLB borrowings	10,000	53	2.15%	10,000	54	2.14%	10,200	61	2.43%
Junior subordinated debentures	13,403	60	1.82%	13,403	61	1.81%	13,403	62	1.88%
Total interest bearing liabilities	486,445	530	0.44%	483,865	563	0.46%	460,331	689	0.61%
Non-interest-bearing deposits	140,980			145,092			112,945
Other liabilities	5,196			4,963			4,510
Equity	68,125			69,051			67,284
Total liabilities and shareholders' equity	$700,746			$702,971			$645,070

Net interest income (3)		$6,719			$6,420			$5,778
Net interest spread			4.17%		299	3.87%		941	3.88%

Average yield on earning assets (2) (3)			4.61%			4.33%			4.49%
Interest expense to earning assets			0.19%			0.20%			0.27%
Net interest income to earning assets (2) (3)			4.27%			3.98%			4.01%

Reconciliation of Non-GAAP measure:
Tax Equivalent Net Interest Income

Net interest income		$6,555			$6,251			$5,582
Tax equivalent adjustment for municipal loan interest		46			47			57
Tax equivalent adjustment for municipal bond interest		118			121			137
Tax equivalent net interest income		$6,719			$6,419			$5,776

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.

Management believes that presentation of this non-GAAP measure provides useful information frequently used by shareholders in the evaluation of a company.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

(1)	Non-accrual loans of approximately $7.3 million at 3/31/14, $7.2 million at 12/31/2013, $13.1 million for 3/31/2013 are included in the average loan balances.
(2)	Loan interest income includes loan fee income of $149,000, $151,000, and $95,000 for the three months ended 3/31/2014, 12/31/2013, and 3/31/2013, respectively.
(3)	Tax-exempt income has been adjusted to a tax equivalent basis at a 34% effective rate. The amount of such adjustment was an addition to recorded pre-tax income of $164,000, $168,000, and $194,000 for the three months ended March 31, 2014, December 31, 2013, and March 31, 2013, respectively.

Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

April 23, 2014

	For the Three Months Ended			For the Three Months Ended
	March 31, 2014 vs. December 31, 2013			March 31, 2014 vs. March 31, 2013
	Increase (Decrease) Due To			Increase (Decrease) Due To
(Dollars in 000's)			Net			Net
	Volume	Rate	Change	Volume	Rate	Change
ASSETS:
Interest earning balances due from banks	$-	$-	$-	$-	$-	$-
Federal funds sold	(14)	6	(8)	(14)	6	(8)
Investments - taxable	-	32	32	60	175	235
Investments - nontaxable	(2)	(6)	(8)	5	(61)	(56)
Gross loans	210	54	264	693	(34)	659
Loans held for sale	(20)	6	(14)	(58)	10	(48)
Total interest earning assets	$174	$92	$266	$686	$96	$782

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing deposits	$3	$(15)	$(12)	$24	$(82)	$(58)
Time deposits	(10)	(9)	(19)	(26)	(65)	(91)
Short-term borrowings	-	(1)	(1)	(1)	(7)	(8)
Long-term borrowings	-	(1)	(1)	0	(2)	(2)
Total interest bearing liabilities	(7)	(26)	(33)	(3)	(156)	(159)
Net increase (decrease) in net interest income	$181	$118	$299	$689	$252	$941

SUMMARY AVERAGE BALANCE SHEETS

(Unaudited)
(Dollars in Thousands)
Averages for the Three Months Ended	March 31,	December 31,			March 31,
	2014	2013	$ Change	% Change	2013	$ Change	% Change
Assets:
Cash and due from banks	$11,989	$12,105	$(116)	-1%	$10,732	$1,257	12%
Interest-bearing due from banks	315	343	(28)	-8%	347	(32)	-9%
Federal funds sold	17,639	33,765			35,401
Investment securities	103,192	102,910	282	0%	78,061	25,131	32%

Loans, net of deferred loan fees	515,499	501,112	14,387	3%	469,398	46,101	10%
Allowance for loan losses	(8,388)	(8,612)	224	-3%	(9,367)	979	-10%
Net loans	507,111	492,500	14,611	3%	460,031	47,080	10%

Other assets	60,500	61,348	(848)	-1%	60,498	2	0%
Total assets	$700,746	$702,971	$(2,225)	0%	$645,070	$55,676	9%

Liabilities:
Total deposits	$604,022	$605,554	$(1,532)	0%	$549,673	$54,349	10%
Borrowings	23,403	23,403	0	0%	23,603	(200)	-1%
Other liabilities	5,196	4,963	233	5%	4,510	686	15%
Total liabilities	632,621	633,920	(1,299)	0%	577,786	54,835	9%

Equity:
Common equity	68,125	69,051	(926)	-1%	67,284	841	1%
Total equity	68,125	69,051	(926)	-1%	67,284	841	1%

Total liabilities and shareholders' equity	$700,746	$702,971	$(2,225)	0%	$645,070	$55,676	9%

Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

April 23, 2014

ASSET QUALITY

At March 31, 2014, classified loans increased by $4.0 million, to $16.8 million, or 3.23% of gross loans, at March 31, 2014, primarily due to the downgrade of two commercial real estate relationships totaling $4.3 million. Classified loans totaled $16.8 million, or 3.23% of gross loans, at March 31, 2014, compared to $12.8 million, or 2.52% of gross loans, for the fourth quarter of 2013, and remained below $21.7 million, or 4.59% of gross loans for the first quarter of 2013. Nonperforming loans have continued to be primarily in the commercial real estate loan category.

“We monitor delinquencies, defined as loans on accruing status 30-89 days past due, as an indicator of future nonperforming assets,” Biddle continued. Total 30-89 days delinquencies also continue to remain below 0.50%, mirroring the improvement in overall credit quality noted previously.

At March 31, 2014, total nonperforming assets were down compared to December 31, 2013 and March 31, 2013. Nonperforming assets also declined during this period in terms of percentage of total assets. The amount of additions to nonperforming loans in the current period of approximately $508,000 were virtually offset by pay offs and charge-offs during the period. As such, nonperforming loans remained relatively unchanged in the current quarter as compared to the linked quarter, but were below levels at March 31, 2013. Reductions in nonperforming assets continued primarily through sales of OREO, as write-downs were minimal during the period. Nonperforming assets include an $1.8 million commercial real estate loan supported 100% by a government guarantee.

Adversely classified loans
(Unaudited)
(Dollars in Thousands)
	March 31, 2014	December 31, 2013	$ Change	% Change	March 31, 2013	$ Change	% Change

Rated substandard or worse	$6,842	$2,842	$4,000	141%	$3,539	$3,303	93%
Impaired	9,952	9,922	30	0%	18,155	(8,203)	-45%
Total adversely classified loans*	$16,794	$12,764	$4,030	32%	$21,694	$(4,900)	-23%

Gross loans	$519,632	$505,803	$13,829	3%	$472,186	$47,446	10%
Adversely classified loans to gross loans	3.23%	2.52%	0.71%		4.59%	-1.36%
Allowance for loan losses	$8,288	$8,359	$(71)	-1%	$9,348	$(1,060)	-11%
Allowance for loan losses as a percentage of adversely classified loans	49.35%	65.49%	-16.14%		43.09%	6.26%
Allowance for loan losses to total impaired loans	83.28%	29.75%	53.53%		51.49%	31.79%

*	Adversely classified loans are defined as loans having a well-defined weakness or weaknesses related to the borrower's financial capacity or to pledged collateral that may jeopardize the repayment of the debt. They are characterized by the possibility that the Bank may sustain some loss if the deficiencies giving rise to the substandard classification are not corrected. Note that any loans internally rated worse than substandard are included in the impaired loan totals.

Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

April 23, 2014

30-89 DPD by type
(Unaudited)
(Dollars in Thousands)

	March 31, 2014	% of Category	December 31, 2013	% of Category	$ Change	% Change	March 31, 2013	% of Category	$ Change	% Change

Commercial and agricultural	$32	4.1%	$14	1.0%	$18	129%	$130	10.5%	$(98)	-75%
Real estate:
Construction and development	-	0.0%	-	0.0%	-	0%	-	0.0%	-	0%
Residential 1-4 family	180	23.1%	333	24.0%	(153)	-46%	255	20.6%	(75)	-29%
Multi-family	-	0.0%	-	0.0%	-	0%	-	0.0%	-	0%
Commercial real estate — owner occupied	309	39.6%	-	0.0%	309	100%	614	49.7%	(305)	-50%
Commercial real estate — non owner occupied	251	32.2%	-	0.0%	251	100%	-	0.0%	-	0%
Farmland	-		875	62.9%	(875)	-100%	224	18.1%	-	0%
Total real estate	$740		$1,208		$(468)	-39%	$1,093		$0
					-
Consumer	8	1.0%	168	12.1%	(160)	-95%	13	1.1%	(5)	-38%
Total loans 30-89 days past due, not in nonaccrual status	$780	100.0%	$1,390	100.0%	$(610)	-44%	$1,236	100.0%	$(456)	-37%

Delinquent loans to total loans, not in nonaccrual status	0.15%		0.28%				0.27%

Non-performing assets
(Unaudited)
(Dollars in Thousands)	March 31, 2014	December 31, 2013	$ Change	% Change	March 31, 2013	$ Change	% Change
Loans on nonaccrual status	$7,296	$7,243	$53	1%	$13,170	$(5,874)	-45%
Loans past due greater than 90 days but not on nonaccrual status	-	-	-		-	-
Total non-performing loans	7,296	7,243	53	1%	13,170	(5,874)	-45%
Other real estate owned and foreclosed assets	2,386	2,771	-385	-14%	4,148	(1,762)	-42%
Total nonperforming assets	$9,682	$10,014	$-332	-3%	$17,318	$(7,636)	-44%

Percentage of nonperforming assets to total assets	1.35%	1.42%			2.61%

OREO property disposition activities continued during first quarter 2014, while the level of additional real estate properties taken into the OREO portfolio continued to decline. During first quarter 2014, the Company sold OREO properties with a book value of $448,000, but recorded OREO valuation adjustments lower than that of prior quarters. At March 31, 2014, the OREO portfolio consisted of 18 properties, down in number and balance from both the fourth and first quarters of 2013. The largest balances in the OREO portfolio at the end of the quarter were attributable to commercial properties, followed by residential properties, all of which are located within our market area.

Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

April 23, 2014

Other real estate owned and foreclosed assets
(Unaudited)
(Dollars in Thousands)
For the Three Months Ended	March 31, 2014	% of Category	December 31, 2013	% of Category	$ Change	% Change	March 31, 2013	% of Category	$ Change	% Change
Other real estate owned, beginning of period	$2,771	116.1%	$4,334	156.4%	$(1,563)	-36.0%	$4,678	112.8%	$(1,907)	-41.0%
Transfers from outstanding loans	111	4.7%	140	5.1%	(29)	-21.0%	209	5.0%	(98)	-47.0%
Improvements and other additions	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Proceeds from sales	(448)	-18.8%	(1,415)	-51.1%	967	-68.0%	(367)	-8.8%	(81)	22.0%
Net gain (loss) on sales	(36)	-1.5%	(3)	-0.1%	(33)	1100.0%	(20)	-0.5%	(16)	80.0%
Impairment charges	(12)	-0.5%	(285)	-10.3%	273	-96.0%	(352)	-8.5%	340	-97.0%
Total other real estate owned	$2,386	100.0%	$2,771	100.0%	$(385)	-14.0%	$4,148	100.0%	$(1,762)	-42.0%

Other real estate owned and foreclosed assets by type
(Unaudited)
(Dollars in Thousands)
	March 31, 2014	# of Properties	December 31, 2013	# of Properties	$ Change	% Change	March 31, 2013	# of Properties	$ Change	% Change

Construction, Land Dev & Other Land	$60	3	$121	4	$(61)	-50%	$1,409	9	$(1,349)	-96%
Farmland	-	-	-	-	-	0%	-	-	-	0%
1-4 Family Residential Properties	789	7	788	5	1	0%	690	6	99	14%
Nonfarm Nonresidential Properties	1,537	8	1,862	11	(325)	-17%	2,049	12	(512)	-25%
Total OREO by type	$2,386	18	$2,771	20	$(385)	-14%	$4,148	27	$(1,762)	-42%

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses continues to decline in concert with the general trend of reduced levels of classified loans, loan delinquencies and other relevant credit metrics. With the reduction in net charge-offs, changes in the loan portfolio composition over the past several years and overall improvement in credit quality, loss factors used in estimates to establish reserve levels have declined commensurately. As such, no provision was made to the allowance for loan losses in first quarter 2014, fourth quarter 2013 or first quarter 2013.

For the quarter ended March 31, 2014, total net loan charge-offs were down compared to the quarter ended December 31, 2013, but up slightly versus the quarter ended March 31, 2013. The charge-offs incurred in the fourth quarter 2013 were primarily centered in three residential real estate relationships. Two of these charge-offs were home equity lines of credit totaling $181,000 to unrelated individuals. The other charge-off relationship included two loans totaling $128,300. The ratio of net loan charge-offs to average gross loans (annualized) for the current quarter was down compared to the linked quarter, but up slightly compared to the first quarter one year ago.

The overall risk profile of the loan portfolio continues to improve, as stated above. However, the trend of future provision for loan losses will depend primarily on economic conditions, growth in the loan portfolio, level of adversely-classified assets, and changes in collateral values.

Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

April 23, 2014

Allowance for Loan Losses
(Unaudited)
(Dollars in Thousands)
For the Three Months Ended	March 31, 2014	December 31, 2013	$ Change	% Change	March 31, 2013	$ Change	% Change

Gross loans outstanding at end of period	$519,632	$505,803	$13,829	3%	$472,186	$47,446	10%
Average loans outstanding, gross	$511,200	$494,134	$17,066	3%	$456,954	$54,246	12%
Allowance for loan losses, beginning of period	$8,359	$8,806	$(447)	-5%	$9,358	$(999)	-11%
Commercial	(17)	(91)	74	-81%	-	(17)	100%
Commercial Real Estate	(7)	(7)			(5)
Residential Real Estate	(40)	(358)	318	-89%	(10)	(30)	300%
Consumer	(18)	(9)	(9)	100%	(11)	(7)	64%
Total charge-offs	(82)	(465)	383	-82%	(26)	(56)	215%
Commercial	1	1	0	0%	10	(9)	-90%
Commercial Real Estate	5	6	(1)	-17%	5	0	0%
Residential Real Estate	4	10	(6)	-60%	-	4	100%
Consumer	1	1	0	0%	1	0	0%
Total recoveries	11	18	(7)	-39%	16	(5)	-31%
Net charge-offs	(71)	(447)	376	-84%	(10)	(61)	610%
Provision charged to income	-	-	-	0%	-	-	.
Allowance for loan losses, end of period	$8,288	$8,359	$(71)	-1%	$9,348	$(1,060)	-11%
Ratio of net loans charged-off to average gross loans outstanding, annualized	0.06%	0.36%	-0.30%	-83%	0.01%	0.05%	500%
Ratio of allowance for loan losses to gross loans outstanding	1.59%	1.65%	-0.06%	-4%	1.98%	-0.39%	-20%

Pacific Financial Corporation Earnings Increase 47% to $1.03 Million for 1Q14 from 1Q13

April 23, 2014

ABOUT PACIFIC FINANCIAL CORPORATION

Pacific Financial Corporation of Aberdeen, Washington, is the bank holding company for Bank of the Pacific, a state chartered and federally insured commercial bank. Bank of the Pacific offers banking products and services to small-to-medium sized businesses and professionals in western Washington and Oregon. As of March 31, 2014, the Company had total assets of $717.4 million and operated sixteen branches in the communities of Grays Harbor, Pacific, Whatcom, Skagit and Wahkiakum counties in the State of Washington, and three branches in Clatsop County, Oregon. The Company also operates loan production offices in the communities of Vancouver, Dupont and Burlington in Washington. Visit the Company’s website at www.bankofthepacific.com. Member FDIC.

Cautions Concerning Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other laws, including all statements in this release that are not historical facts or that relate to future plans or events or projected results of Pacific Financial Corporation (“Company”) and its wholly-owned subsidiary, Bank of the Pacific (“Bank”). These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected, anticipated or implied. These risks and uncertainties include various risks associated with growing the Bank and expanding the services it provides, successfully completing and integrating the acquisition of new branches and development of new business lines and markets, competition in the marketplace, general economic conditions, changes in interest rates, extensive and evolving regulation of the banking industry, and many other risks described in the Company’s filings with the Securities and Exchange Commission. The most significant of these uncertainties are described in the Company's Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which readers of this release are encouraged to review. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.